Exhibit 10.1

Consulting Agreement

This Agreement, dated December 1, 2023, is made between RetinalGenix Technologies, Inc., a Delaware corporation (“Client”) with a principal place of business at 1450 North McDowell Boulevard, Suite 150 Petaluma, CA and TRENDZ Network, LLC (“Consultant”), with a place of business at 13460A Watsonville Road, Morgan Hill, CA.

RECITALS

Whereas, as part of its ongoing program initiatives of growth and commercialization, the Client desires to retain Consultant to advise the Client with regards to the Client’s business strategy and capitalization and to provide certain services as described below;

Whereas, in Consultant has the required expertise to provide said services;

Now Therefore, commencing on the Effective Date, the Client hereby retains Consultant as an independent contractor, and Consultant hereby agrees to perform consulting services for the Client as set forth herein.

Now Therefore, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. Services to Be Performed

The services to be provided by Consultant hereunder will primarily involve responsibilities and activities as described in Exhibit A attached hereto (the “Services”). The Services shall be performed by Virender Ahluwalia.

2. Payment

In consideration for the services to be performed by Consultant, Client agrees to pay Consultant as described in Exhibit A attached hereto:

3. Expenses

Client shall be responsible for reasonable travel expenses of the Consultant, for travel and expenses approved by the Client. Aside from these approved expenses, Consultant shall be responsible for all other expenses incurred.

4. Vehicles and Equipment

Consultant will furnish all vehicles, equipment, tools, and materials used to provide the services required by this Agreement. Client will not require Consultant to rent or purchase any equipment, product, or service as a condition of entering into this Agreement.

5. Independent Contractor Status

Consultant is an independent Consultant, and neither Consultant nor Consultant’s employees or contract personnel shall be deemed, Client’s employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

●	Consultant has the right to perform services for others during the term of this Agreement.
●	Consultant has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed. Consultant shall select the routes taken, hours of service, days of work, and order the work is performed.
●	The services required by this Agreement shall be performed by Consultant and/or Consultant’s employees and agents.
●	Consultant shall not receive any training from Client in the professional skills necessary to perform the services required by this Agreement.
●	Consultant shall be not required by Client to devote full time to the performance of the services required by this Agreement.

6. Permits, Licenses, and Laws

Consultant represents and warrants that Consultant will comply with all federal, state, and local laws and obtain any licenses, business permits, and certificates required to carry out the services to be performed under this Agreement.

7. State and Federal Taxes

Client will not:

●	withhold FICA (Social Security and Medicare taxes) from Consultant’s payments or make FICA payments on Consultant’s behalf
●	make state or federal unemployment compensation contributions on Consultant’s behalf, or
●	withhold state or federal income tax from Consultant’s payments.

Consultant shall be responsible to pay all taxes incurred while performing services under this Agreement—including all Consultant’s applicable income taxes.

8. Fringe Benefits

Consultant understands that neither Consultant nor Consultant’s employees or contract personnel are eligible to participate in any employee pension, vacation pay, sick pay, or other fringe benefit plan of Client.

9. Unemployment Compensation

Client shall make no state or federal unemployment compensation payments on behalf of Consultant or Consultant’s employees or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this Agreement.

10. Workers’ Compensation

Client shall not obtain workers’ compensation insurance on behalf of Consultant or Consultant’s employees, except as may be required under any applicable laws and regulations. If Consultant hires employees to perform any work under this Agreement, Consultant will cover them with workers’ compensation insurance to the extent required by law.

11. Indemnification

Consultant shall defend, indemnify and hold harmless the Client and its affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from bodily injury, death of any person or damage to real or tangible, personal property resulting from the acts or omissions of Consultant and/or any employee or agent of Consultant.

Client shall defend, indemnify and hold harmless the Consultant and its affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from bodily injury, death of any person or damage to real or tangible, personal property resulting from the acts or omissions of Client and/or any employee or agent of Client and any claims against the Client unrelated to the services provided by the Consultant.

12. Terminating the Agreement

Either Client or Consultant may terminate this Agreement by giving 30 days’ written notice to the other party of the intent to terminate.

If there is a material violation of terms of this Agreement, Client or Consultant may terminate this Agreement immediately upon written notice.

13. Modifying this Agreement

This is the entire Agreement between Consultant and Client. This Agreement may be modified only by a writing signed by both parties.

14. Resolving Disputes

If a dispute arises under this Agreement, the parties agree to try to work with one another to resolve the issue. The aggrieved party will provide written notice to the other party regarding the substance of the dispute. If no amicable agreement can be reached within 15 days of written notice to the other party, parties agree to pursue binding arbitration through JAMS in California to resolve the dispute. JAMS Comprehensive

Arbitration Rules & Procedures are outlined here: https://www.jamsadr.com/rules- comprehensive-arbitration/#Rule%2016.1

Any costs and fees other than attorney fees associated with the mediation and/or arbitration shall be shared equally by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction to do so. Costs of arbitration, including attorney fees, will be allocated by the arbitrator.

15. Confidentiality

Consultant acknowledges that it will be necessary for Client to disclose certain confidential and proprietary information to Consultant in order for Consultant to perform duties under this Agreement. Consultant acknowledges that disclosure to a third party or misuse of this proprietary or confidential information would irreparably harm Client.

Accordingly, Consultant will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of Client without Client’s prior written permission except to the extent necessary to perform services on Client’s behalf.

Proprietary or confidential information includes:

●	Written, printed, graphic, or electronically recorded materials furnished by Client for Consultant to perform services or provide products.
●	Business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries, and improvements of any kind, sales projections, and pricing information.
●	Information belonging to partners, customers, and suppliers of Client about whom Consultant has gained knowledge as a result of Consultant’s services to Client.

Upon termination of Consultant’s services to Client, or at Client’s request, Consultant shall deliver to Client all materials in Consultant’s possession relating to Client’s business.

Consultant acknowledges that any breach or threatened breach of Clause 15 of this Agreement will result in irreparable harm to Client for which damages would be an inadequate remedy. Therefore, Client shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of Clause 15 of this Agreement. Such equitable relief shall be in addition to Client’s rights and remedies otherwise available at law.

16. Proprietary Information.

A. The product of all work performed under this Agreement (“Work Product”), including without limitation all curriculum, notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, work-in-progress and deliverables will be the sole property of the Client, and Consultant hereby assigns to the Client all right, title and interest therein, including but not limited to all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights and other proprietary rights therein. Consultant retains no right to use the Work Product and agree not to challenge the validity of the Client’s ownership in the Work Product.

B. Consultant hereby assigns to the Client all right, title, and interest in any and all photographic images and videos or audio recordings made by the Client during Consultant’s work for them, including, but not limited to, any royalties, proceeds, or other benefits derived from such photographs or recordings.

C. The Client will be entitled to use Consultant’s name and/or likeness use in advertising and other materials.

17. Notice. When notice is required, they may be personally delivered or sent to the addresses first associated with each Party at the beginning of this Agreement. Personally served documents are deemed received upon delivery, while mailed documents are deemed received two days after mailing.

18. No Partnership

This Agreement does not create a partnership relationship. Consultant does not have authority to enter into contracts on Client’s behalf.

19. Assignment and Delegation

Consultant may not assign or subcontract any rights or delegate any of its duties under this Agreement without Client’s prior written approval.

20. Applicable Law

This Agreement will be governed by Delaware law, without giving effect to conflict of laws principles.

Signature Page to Follow

Signatures

Client:	/s/ Jerry Katman, M.D.
Authorized Signature

RentinalGenix Technologies, Inc. / CEO
Client Name / Title

December 1, 2023
Date

Consultant:	/s/ Virender Ahluwalia
Authorized Signature

TRENDZ Network, LLC / Managing Member
Name / Title

December 1, 2023
Date

Taxpayer ID Number

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services: Financial Services and Capital Formation.

During the term of the Agreement, Consultant will provide the Client with the following services:

Basic Service:

●	Review and update the Client’s Financial Planning and Analysis as required maybe required and /or develop a long-term financial plan based on assumptions provided by Client.
●	Serve as the Client’s Interim CFO.
●	Consultant shall respond within 24 hours to any requests made from the CEO.

Optional Services:

●	Review, develop and manage the Client’s capital formation initiatives and assist the CEO subscribe the Client’s equity, debt and related capital offerings.*
●	Review existing Business Plans, Operating Plans, Cash Forecasts, Pitch Decks and related materials to reflect and present the Client’s dynamic business model.
●	Review existing formation documentation, cap table, financial systems and practices; setup and manage internal accounting functions; prepare financial statements for BOD, Shareholders, Investors, etc.
●	Interface, at the direction of the CEO, with the Client’s Attorneys, CPA firm(s) and/or tax advisors, Investment Bankers, Investors and Investment Prospects as required.
●	Review and editing of Executive Summary and product pitch presentations, fact sheets, and press release authoring to increase awareness of the Client’s activities and to stimulate interest in the Client and the Client’s products. The Client acknowledges that the Consultant’s ability to provide services pursuant to this Agreement is directly related to and dependent on the quality of the information that the Client provides the Consultant.
●	Analyze and evaluate terms and conditions of a potential Transaction and make such other analyses, recommendations, and oversight as may be appropriate.
●	Support the Company in the negotiation of a potential Transaction (other than with respect to legal, tax, accounting, regulatory or other specialized matters).
●	Act as a “sounding board” for the CEO, Managers and employees.

Consultant and its designated agents will report directly to the CEO

2.	Fees and Payment Schedule:

●	As compensation for performing the Services, the Client shall pay Consultant compensation in the amount of $300 per hour. All compensation will be billed by the Consultant on a bi-weekly basis.

●	The Consultant will be paid base cash compensation of $15,000 based on the following schedule:

▪	A payment of $2,500 at the signing of this agreement; and

▪	A second payment of $2,500 will be payable within 45 days of the date of this agreement; and

▪	The balance $10,000 cash compensation will only be paid to Consultant when the Client has successfully raised capital of $1M or more in aggregate from the time of start of this Agreement.

●	A total of 50,000 Warrants of the Company’s common stock based on the following key terms :

▪	Warrant Exercise price: $3 per share

▪	Vesting: Vested immediately and exercisable anytime until end of term as defined below

▪	Term: exercisable at any time by the consultant over a period of three years from the date of the warrant grant

●	Consultant will be entitled to re-imbursement of expenses incurred by the Consultant during the term of this Agreement. Payment of re- imbursable expenses will be due on receipt.

●	Consultant also acknowledges that the estimated time required for the Basic Services is expected to be approx. 50 hours. In the event that the Consultant’s invoices for the basic service or the optional services, exceed US$ 15,000 consultant will need additional approval from the CEO.

* No Assurances: Consultant may make recommendations or provide assistance to the Client regarding funding alternatives and may advise the Client on contractual terms and assist in contract negotiations. Client acknowledges and understands that Consultant is acting as Client’s agent in performing these services and that Client is solely responsible for its decisions to enter into transactions or contracts. Consultant cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of Consultant’s performance of the Service(s).